Filed Pursuant to Rule 424(b)(5)
Registration No. 333-132911

TERMS SUPPLEMENT

(To general prospectus supplement and

prospectus, each dated March 31, 2006)

R$637,800,000

Merrill Lynch & Co., Inc.

10.71% Brazilian Real Notes due March 8, 2017

(the “Notes”)

Payable in United States Dollars

The Notes are senior unsecured debt securities of Merrill Lynch & Co., Inc. (the “Company” or “ML&Co.”). We will pay interest on the Notes on March 8 and September 8 of each year, beginning September 8, 2007.

The stated maturity date for the Notes will be March 8, 2017. The holder of each Note will receive a cash payment on the stated maturity date equal to the United States dollar equivalent of the principal amount of such holder’s Note.

The Notes are denominated in Brazilian reais. Principal and interest on the Notes will be translated into, and payment of principal and interest will be made in, United States dollars, at an exchange rate determined two São Paulo/New York Business Days (as defined herein) prior to the applicable interest payment date or stated maturity date, as applicable.

The Notes will be issued in denominations of R$200,000 and integral multiples of R$20,000 in excess thereof.

ML&Co intends to apply to the UK’s Financial Services Authority in its capacity as competent authority under the Financial Services and Markets Act 2000 (the “FSMA”) (the “UK Listing Authority”) for the Notes to be admitted to the official list of the UK Listing Authority (the “Official List”) and to the London Stock Exchange plc (the “London Stock Exchange”) for the Notes to be admitted to trading on the Gilt Edged and Fixed Interest Market of the London Stock Exchange. ML&Co. makes no representations, however, that the Notes will be listed, or, if listed, will remain listed for the entire term of the Notes.

The Gilt Edged and Fixed Interest Market of the London Stock Exchange is a regulated market for the purposes of the Investment Services Directive 93/22/EEC.

Investing in the Notes involves certain risks, which are described in the “ Risk Factors” section beginning on page TS-5 of this terms supplement.

	Per Note	Total in U.S. Dollars
Public offering price (1) (2)	100.00%	$300,000,000
Underwriting discount	.450%	$1,350,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	99.550%	$298,650,000

(1)    Purchasers will make the payment of the public offering price in U.S. dollars based on an exchange rate for the conversion of Brazilian reais into U.S. dollars of R$2.1260 per U.S. $1.00. The per Note amount is R$20,000.

(2)    Plus accrued interest from March 8, 2007 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this terms supplement or the accompanying general prospectus supplement or prospectus of ML&Co. is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of DTC, Clearstream and Euroclear on or about March 8, 2007.

Merrill Lynch & Co.
Bradesco
Banco Itaú Europa
Banco Votorantim S.A.-Nassau Branch
BB Securities Ltd.
Santander Investment
Unibanco Securities

The date of this terms supplement is March 1, 2007.

Terms Supplement

Debt Securities, Warrants, Preferred Stock,

Depositary Shares and Common Stock Prospectus Supplement

(the “general prospectus supplement”)

Merrill Lynch & Co., Inc	S-3
Use of Proceeds	S-3
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	S-4
The Securities	S-4
Description of Debt Securities	S-5
Description of Debt Warrants	S-16
Description of Currency Warrants	S-18
Description of Index Warrants	S-20
Description of Preferred Stock	S-25
Description of Depositary Shares	S-32
Description of Preferred Stock Warrants	S-36
Description of Common Stock	S-38
Description of Common Stock Warrants	S-42
Plan of Distribution	S-44
Where You Can Find More Information	S-45
Incorporation of Information We File With the SEC	S-46
Experts	S-46

Prospectus

Where You Can Find More Information	2
Incorporation of Information We File With the SEC	2
Experts	2

SUMMARY OF THE OFFERING

The following summary describes the Notes we are offering to you in general terms only. The securities are a series of our debt securities described in our accompanying general prospectus supplement and prospectus and referred to therein as “debt securities,” and referred to herein as “Notes.” You should read this summary together with the more detailed information that is contained in the rest of this terms supplement and in the accompanying general prospectus supplement and prospectus. To the extent that any information in this terms supplement is inconsistent with information contained in the accompanying general prospectus supplement or prospectus, the information contained in this terms supplement will prevail.

References in this terms supplement to “ML&Co.,” the “Company, ” “we,” “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

The Company

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., see the section “Merrill Lynch & Co., Inc.” in the accompanying general prospectus supplement.

Securities Offered	10.71% Brazilian Real Notes due March 8, 2017.

Public Offering Price

100% of R$20,000 principal amount per Note, plus accrued interest, if any, from March 8, 2007. The Notes will be issued in denominations of R$200,000 and integral multiples of R$20,000 in excess thereof. Purchasers will make the payment of the public offering price in U.S. dollars based on an exchange rate for the conversion of Brazilian reais into U.S. dollars of R$2.1260 per U.S. $1.00. The per Note amount is R$20,000.

Stated Maturity Date	March 8, 2017.

Expected Issue Date	March 8, 2007.

Payment at Stated Maturity

On the stated maturity date, the holder of each Note will receive the United States dollar equivalent (based upon exchange rates as determined herein) of R$20,000 per R$20,000 principal amount of Notes.

Interest

Interest will accrue on the principal amount (denominated in Brazilian reais) of the Notes from and including the 8th day of March and September of each year, commencing on March 8, 2007, to but excluding the next succeeding 8th day of March or September, as the case may be (each such period, an “Interest Accrual Period”). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. “Interest Payment Dates” for the Notes will be the 8th day of March and September of each year, and will include the stated maturity date. During any Interest Accrual Period, interest will accrue at a rate equal to 10.71% per annum.

Conversion of Payment Amounts

All amounts due in respect of principal or interest will be paid in United States dollars, calculated by the Calculation Agent by translating the Brazilian real amounts into United States dollars at the BRL/USD Exchange Rate on the applicable Exchange Rate Determination Date.

Ranking	The Notes will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of ML&Co.

Interest Payment Dates	March 8 and September 8 of each year, beginning September 8, 2007.

Exchange Rate Determination Date	The second São Paulo/New York Business Day (as defined below) prior to the applicable Interest Payment Date or the stated maturity date, as applicable.

Redemption at Our Option	None.

Redemption at the Option of the Noteholders	None.

Listing and Admission to Trading

ML&Co. intends to apply to have the Notes admitted to the Official List and to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market after the closing of the issue. ML&Co. makes no representations, however, that the Notes will be listed, or, if listed, will remain listed for the entire term of the Notes.

Book-Entry

The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, the “depositary” or “DTC,” and registered in the name of Cede & Co., the depositary’s nominee. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances.

Investors may elect to hold interests in the global securities through DTC, in the United States, or Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., if they are participants in these systems, or indirectly through organizations which are participants in these systems.

São Paulo/New York Business Day	Any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or are not authorized to close, in São Paulo, Brazil and The City of New York.

Banking Business Day

Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Use of Proceeds	The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement.

RISK FACTORS

Your investment in the Notes will involve certain risks. You should carefully consider the following discussion of risks, and the other information included or incorporated by reference in this terms supplement, before deciding whether an investment in the Notes is suitable for you.

If the Brazilian real depreciates against the United States dollar, the effective yield on the Notes (in United States dollar terms) will decrease below the interest rate on the Notes, and the amount payable on an Interest Payment Date, at the stated maturity date or upon acceleration may be less than your investment, resulting in a loss to you

Rates of exchange between the United States dollar and the Brazilian real have varied significantly over time. However, historical trends do not necessarily indicate future fluctuations in rates and should not be relied upon as indicative of future trends.

Currency exchange rates can be volatile and unpredictable and may be affected by macroeconomic factors and speculation. If the Brazilian real depreciates against the United States dollar, the effective yield on the Notes (in United States dollar terms) will decrease below the interest rate on the Notes and the amount payable on an Interest Payment Date, at the stated maturity date or upon acceleration, may be less than your investment, resulting in a loss to you. Depreciation of the Brazilian real against the United States dollar may also adversely affect the market value of the Notes.

Government policy or actions could adversely affect the exchange rate between the Brazilian real and the United States dollar and an investment in the Notes

Brazil has had a floating exchange rate since 1999. However, the Central Bank of Brazil has from time to time intervened in the foreign exchange market. These interventions or other governmental actions could adversely affect the value of the Notes, as well as the yield (in United States dollar terms) on the Notes and the amount payable to you on an Interest Payment Date, at the stated maturity date or upon acceleration.

Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in Brazil or elsewhere could lead to significant and sudden changes in the exchange rate between the Brazilian real and the United States dollar.

Exchange controls could affect the Brazilian real/United States dollar exchange rate and the amount payable on the Notes

Brazilian law provides that, in the event of a serious imbalance in Brazil’s balance of payments or a foreseeable likelihood of such an imbalance, the Brazilian government may, for a limited period of time, impose restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil and on the conversion of Brazilian currency into foreign currencies. Brazil has not restricted the remittance of foreign investors’ proceeds since 1994. However, no assurance can be given that such measures will not be instituted in the future. Changes in exchange controls could cause the value of the Brazilian real to depreciate against the United States dollar, resulting in a reduced yield to you, a possible loss on the Notes and a possible adverse impact on the market value of the Notes.

There may be an uncertain trading market for the Notes and the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date will be affected by this and other important factors

We intend to apply to have the Notes admitted to the Official List and to trading on the London Stock Exchange’s Gilt Edged and Fixed Interest Market after the closing of the issue. We make no representation, however, that the Notes will be listed or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that admission to the Official List of the UK Listing Authority does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the BRL/USD Exchange Rate.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you do not wish to hold your investment until the stated maturity date. This may affect the price you receive.

If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. This price could be higher or lower than the original issue price. MLPF&S is not obligated to make a market in the Notes.

Potential conflicts of interest could arise

Our subsidiary Merrill Lynch Capital Services, Inc. is our agent for the purposes of calculating the BRL/USD Exchange Rate. Under certain circumstances, the status of Merrill Lynch Capital Services, Inc. as our subsidiary and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interests. Merrill Lynch Capital Services, Inc. is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we control Merrill Lynch Capital Services, Inc., potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay principal and interest on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Tax consequences

You should consider the tax consequences of investing in the Notes. See “United States Federal Income Taxation” in this terms supplement.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the 10.71% Brazilian Real Notes due March 8, 2017, which we refer to as the Notes, supplements and, to the extent inconsistent with, replaces the descriptions of the general terms and provisions of the debt securities set forth in our general prospectus supplement and prospectus, to which description reference is hereby made. The following summary of the Notes is qualified in its entirety by reference to the 1983 Indenture referred to below.

General

The Notes will be issued as a series of senior unsecured debt securities. The Notes are expected be issued in an aggregate principal amount of R$637,800,000 under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York is the successor to The Chase Manhattan Bank as the trustee under such indenture. The Notes will mature on March 8, 2017. Information included in this terms supplement supersedes information in the accompanying general prospectus supplement and prospectus to the extent that it is different from that information. The CUSIP number for the Notes is 59022CAP8.

The Notes are not subject to redemption by us at our option or by any holder at its option prior to the stated maturity date. If an Event of Default (as defined in the accompanying general prospectus supplement) occurs and is continuing with respect to the Notes, holders of the Notes may accelerate the maturity of the Notes, as described in the accompanying general prospectus supplement.

The Notes will be issued in denominations of R$200,000 and integral multiples of R$20,000 in excess thereof. The Notes will not have the benefit of any sinking fund.

“Calculation Agent” means Merrill Lynch Capital Services, Inc., a wholly-owned subsidiary of the Company. All determinations made by the Calculation Agent, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Payment on the Maturity Date

On the stated maturity date, for each R$20,000 of Notes that you own, we will pay you a cash amount in United States dollars equal to R$20,000, plus accrued and unpaid interest, in each case at the BRL/USD Exchange Rate (as defined under “The BRL/USD Exchange Rate”) determined on the Exchange Rate Determination Date (as defined below) immediately preceding the stated maturity date.

Interest

Interest will accrue on the principal amount of the Notes (denominated in Brazilian reais) at a rate equal to 10.71% per annum from and including the 8th day of March and September of each year, commencing on March 8, 2007, to but excluding the next succeeding 8th day of March and September, as the case may be (each such period, an “Interest Accrual Period”). Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. “Interest Payment Dates” for the Notes will be the 8th day of March and September of each year, and will include the stated maturity date.

All amounts due in respect of principal and interest will be paid in United States dollars, calculated by the Calculation Agent by translating the Brazilian real amounts into United States dollars at the BRL/USD Exchange Rate on the applicable Exchange Rate Determination Date.

If either an Interest Payment Date or the stated maturity date falls on a day that is not a Banking Business Day, the payment due on such Interest Payment Date or the stated maturity date will be paid on the next succeeding Banking Business Day as if paid on the scheduled payment date, and no interest will accrue on the amount payable from such scheduled payment date to the next succeeding Banking Business Day.

We will pay interest to the persons in whose names the Notes are registered at the close of business on the 15th calendar day preceding each Interest Payment Date, whether or not a Banking Business Day, except with respect to the final payment of interest at the stated maturity date, which will be paid to holders to whom principal is payable.

The “Exchange Rate Determination Date” means the second São Paulo/New York Business Day prior to (i) the applicable Interest Payment Date or (ii) the stated maturity date, as the case may be.

“São Paulo/New York Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or are not authorized to close, in São Paulo, Brazil and The City of New York.

“Banking Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

We or our affiliates may purchase Notes from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. For example, we currently expect MLPF&S to make a market in the Notes by purchasing and reselling Notes from time to time, but it is not required to do so. Notes that we or our affiliates purchase may, at our or their discretion, be held, resold or cancelled.

Events of Default and Acceleration

In case an Event of Default with respect to any Notes has occurred and is continuing, the amount payable to a holder of Notes upon any acceleration permitted by the Notes, with respect to each R$20,000 principal amount of Notes, will be equal to an amount as described under “—Payment on the Maturity Date” above, calculated as though the date of default were the stated maturity date for the Notes.

In case of default in payment of the Notes, whether on the stated maturity date, any Interest Payment Date or upon acceleration, from and after that date, the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds rate, reset daily, as determined by reference to Reuters page H15FED1, to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page H15FED1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds rate cannot be determined by reference to Reuters page H15FED1, the Federal Funds rate will be:

(1)	the rate with respect to the particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the Calculation Agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Banking Business Day following that interest determination date, or

(3)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (2), the Federal Funds rate for the Banking Business Day preceding the particular interest determination date.

Book-Entry, Delivery and Form

You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, the “depositary” or “DTC,” and registered in the name of Cede & Co., the depositary’s nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

Investors may elect to hold interests in the global securities through either DTC, in the United States, or Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V., if they are participants in these systems, or indirectly through organizations which are participants in these systems, as described more fully in “Description of Debt Securities—Depositary—Clearstream, Luxembourg and Euroclear Procedures” in the accompanying general prospectus supplement.

THE BRL/USD EXCHANGE RATE

The “BRL/USD Exchange Rate” will be the currency exchange rate expressed as the number of United States dollars for which one Brazilian real can be exchanged, for settlement in two São Paulo Exchange Business Days reported by the Banco Central do Brasil (the “Central Bank”) on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacões para Contabilidade” or “Rates for Accounting Purposes”) at approximately 6:00 p.m., São Paulo time, on the relevant Exchange Rate Determination Date; provided, however, that if the PTAX Rate scheduled to be reported on any Exchange Rate Determination Date is not reported by the Central Bank on such Exchange Rate Determination Date, then the BRL/USD Exchange Rate will be BRL12. If the BRL/USD Exchange Rate cannot be calculated as described above, the Calculation Agent will determine the BRL/USD Exchange Rate by reference to the quotations received from three leading Brazilian banks as shall be selected by the Calculation Agent in its sole discretion (collectively, the “Reference Banks”). The quotations will be determined in each case for such Exchange Rate Determination Date as soon as practicable after it is determined that the BRL/USD Exchange Rate cannot be calculated as described above for such Exchange Rate Determination Date. The Calculation Agent will ask each of the Reference Banks for quotations for the offered Brazilian real/U.S. dollar exchange rate for the sale of U.S. dollars. The BRL/USD Exchange Rate will be the average of the Brazilian real/U.S. dollar exchange rates obtained from the Reference Banks. If only two quotations are obtained, the BRL/USD Exchange Rate will then be the average of the Brazilian real/U.S. dollar exchange rates obtained from the Reference Banks. If only one quotation is obtained, the BRL/USD Exchange Rate will be that quotation. Where no such quotations are obtained from the Reference Banks, if the Calculation Agent determines in its sole discretion that there are one or two other suitable replacement banks active in the Brazilian real/U.S. dollar market, the Calculation Agent shall ask such banks to provide such quotations and shall use such quotations as it receives to determine the BRL/USD Exchange Rate (taking an average rate, as set forth above, if applicable).

“BRL12” means the EMTA BRL Industry Survey Rate (BRL12), which is the final Brazilian real/U.S. dollar specified rate of U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, published on EMTA’s website (www.emta.org) for the Exchange Rate Determination Date. BRL12 is calculated by EMTA (or a service provider EMTA may select in its sole discretion) using the EMTA BRL Industry Survey Methodology dated as of March 1, 2004, as amended from time to time, pursuant to which (as of the date of this terms supplement) EMTA conducts a twice-daily survey of up to 15 Brazilian financial institutions that are active participants in the Brazilian real/U.S. dollar spot market, with a required minimum participation of at least 5 financial institutions.

“São Paulo Exchange Business Day” means any day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or are not authorized to close, in São Paulo, Brazil.

UNITED STATES FEDERAL INCOME TAXATION

General

The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or persons holding the Notes in a tax-deferred or tax-advantaged account, dealers in securities or currencies, traders in securities that elect to mark to market, persons subject to the alternative minimum tax, persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors. Moreover, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

As used in this terms supplement, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes:

(1)	a citizen or resident of the United States,

(2)	a corporation or a partnership (including an entity treated as a corporation or a partnership for United States federal income tax purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise),

(3)	an estate the income of which is subject to United States federal income tax regardless of its source,

(4)	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

(5)	any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

Certain trusts not described in clause (4) above in existence on August 20, 1996 that elect to be treated as a United States person will also be a U.S. Holder for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

U.S. Holders

Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder’s regular method of tax accounting).

A U.S. Holder who is an accrual method taxpayer will be required to include in income the United States dollar value of the amount of interest income that has accrued and is otherwise required to be taken into account with respect to a Note during an accrual period. The United States dollar value of the accrued interest income will be determined by translating the income at the average rate of exchange for the accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the taxable year. The U.S. Holder will recognize exchange gain or loss, which will constitute ordinary income or loss, with respect to accrued interest income on the date the interest payment attributable to accrued interest is actually received. The amount of such income or loss recognized will be equal to the difference between the United States dollar amount received in respect of the accrual period and the United States dollar value of interest income that has accrued during the accrual period (as determined above). A U.S. Holder may elect to translate interest income into United States dollars at the spot rate on the last day of the interest accrual period (or, in the case of a partial accrual period, the spot rate on the last day of the taxable year) or, if the date of receipt is within 5 business days of the last day of the interest accrual period, the spot rate on the date of receipt. A U.S. Holder that makes this election must apply it consistently to all debt instruments from year to year and cannot change the election without the consent of the Internal Revenue Service (the “IRS”).

Payment at Maturity. On the Stated Maturity Date of a Note, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference between the United States dollar payment of principal received on the Stated Maturity Date of the Note and the U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will be the United States dollar amount paid by the U.S. Holder to acquire the Note. Any such gain or loss will be exchange gain or loss, which will constitute ordinary income or loss.

Disposition of a Note Prior to Maturity. Upon the sale, exchange or other disposition of a Note prior to the Stated Maturity Date, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference between the United States dollar value of the amount realized on the sale, exchange or other disposition (other than amounts representing accrued and unpaid interest, which will be taxable as such) and the U.S. Holder’s adjusted tax basis in the Note (as determined above). Except as described below, such gain or loss will generally be long-term capital gain or loss if the U.S. Holder has held the Note for more than one year at the time of the sale, exchange or other disposition. The deductibility of capital losses is subject to certain limitations.

Gain or loss realized upon the sale, exchange or disposition of a Note that is attributable to fluctuations in currency exchange rates will be treated as exchange gain or loss, which will constitute ordinary income or loss and which will not be treated as interest income or expense. The exchange gain or loss will be recognized only to the extent of the total gain or loss realized by a U.S. Holder on the sale, exchange or other disposition of the Note.

A U.S. Holder who uses the cash method of accounting and who receives Brazilian real proceeds from a sale, exchange or other disposition of a Note prior to the Stated Maturity Date that is attributable to accrued interest will be required to include in income as ordinary interest income the United States dollar value of the Brazilian real payment that is attributable to accrued interest (determined based on a spot rate on the date the payment is received), regardless of whether the payment is in fact converted to United States dollars at that time.

A U.S. Holder who is an accrual method taxpayer will recognize exchange gain or loss, which will constitute ordinary income or loss, with respect to accrued interest income on the date the proceeds from the sale, exchange or other disposition of a Note attributable to accrued interest is actually received. The amount of such income or loss recognized will be equal to the difference between the United States Dollar value of the amount received (determined based on a spot rate on the date the payment is received) in respect of the accrual period and the United States Dollar value of interest income that has accrued during the accrual period (as determined above).

A U.S. Holder will have a tax basis in any Brazilian reais received on the sale, exchange or other disposition of a Note prior to the Stated Maturity Date that is equal to the United States dollar value of the Brazilian reais (determined at the time of the sale, exchange or other disposition). Specifically, a cash method taxpayer who buys or sells a Note is required to translate units of Brazilian reais paid or received into United States dollars at the spot rate on the settlement date of the purchase or sale. Accordingly, no exchange gain or loss will result from currency fluctuations between the trade date and the settlement of the purchase or sale. An accrual taxpayer may elect the same treatment for all purchases and sales of foreign currency obligations. This election can not be changed without the consent of the IRS. Any gain or loss realized by a U.S. Holder on a sale or other disposition of Brazilian reais (including its exchange for United States dollars or its use to purchase Notes) will be ordinary income or loss.

Tax Return Disclosure Regulations

Pursuant to certain Treasury regulations (the “Disclosure Regulations”), any taxpayer that has participated in a “reportable transaction” and who is required to file a United States federal income tax return must generally attach a disclosure statement disclosing such taxpayer’s participation in the reportable transaction to the taxpayer’s tax return for each taxable year for which the taxpayer participates in the reportable transaction. The Disclosure Regulations provide that, in addition to certain other transactions, a “loss transaction” constitutes a “reportable transaction.” A “loss transaction” is any transaction resulting in the taxpayer claiming a loss under Section 165 of the Internal Revenue Code of 1986, as amended (the “Code”) in an amount equal to or in excess of certain threshold amounts. The Disclosure Regulations specifically provide that a loss resulting from a “Section 988 transaction,” such as any foreign currency exchange loss realized with respect to the Notes, will constitute a Section 165 loss. In the case of individuals or trusts, whether or not the loss flows through from an S corporation or partnership, if the loss arises with respect to a Section 988 transaction (as defined in Section 988(c)(1) of the Code relating to foreign currency transactions), the applicable loss threshold amount is $50,000 in any single taxable year. Higher loss threshold amounts apply depending upon the taxpayer’s status as a corporation, partnership, or S corporation, as well as certain other factors. It is important to note, however, that the Disclosure Regulations provide that the fact that a transaction is a reportable transaction shall not affect the legal determination of whether the taxpayer’s treatment of the transaction is proper. Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the rules contained in the Disclosure Regulations with respect to an investment in the Notes and to determine their own tax return disclosure obligations, if any, with respect to an investment in the Notes, including any requirement to file Internal Revenue Service (“IRS”) Form 8886 as well as any penalties which may be imposed as a result of a failure to comply with the Disclosure Regulations.

Non-U.S. Holders

A non-U.S. Holder who is an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding Notes on its own behalf will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement from the individual or corporation that:

•	is signed under penalties of perjury by the beneficial owner of the Note,

•	certifies that such owner is not a U.S. Holder, and

•	provides the beneficial owner’s name and address of the beneficial owner’s permanent residence.

A “Withholding Agent” is any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding or who can disburse or make payments of an amount subject to withholding. Generally, the aforementioned statement is made on an IRS Form W-8BEN (“W-8BEN”), which is effective for the period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of a change in circumstances that makes any information on the W-8BEN incorrect and must furnish a new W-8BEN. A holder of a Note which is not an individual or corporation (or an entity treated as a corporation for United States federal income tax purposes) holding the Notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of Notes held by a foreign partnership (or certain foreign trusts), the partnership (or trust) will be required to provide the certification from each of its partners (or beneficiaries), and the partnership (or trust) will be required to provide certain additional information.

A non-U.S. Holder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. person provided the holder provides to the Withholding Agent an IRS Form W-8ECI.

Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner’s W-8BEN (or substitute form).

Generally, a non-U.S. Holder will not be subject to United States federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, unless such non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of such individual’s death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Backup Withholding

Backup withholding of United States federal income tax at the applicable statutory rate may apply to payments made in respect of the Notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information, such as the registered owner’s taxpayer identification number, in the required manner.

Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a Note to (or through) a broker, the broker must backup withhold on the entire purchase price, unless either:

•	the broker determines that the seller is a corporation or other exempt recipient or

•

the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

Such a sale must also be reported by the broker to the IRS, unless either:

•	the broker determines that the seller is an exempt recipient or

•	the seller certifies its non-U.S. status (and certain other conditions are met).

Certification of the registered owner’s non-U.S. status would normally be made on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA MATTERS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement.

UNDERWRITING

Under the terms and subject to the conditions contained in the terms agreement dated March 1, 2007 and an underwriting agreement dated March 31, 2006 (the “underwriting agreement”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banco Bradesco S.A. Grand Cayman Branch, Banco Itaú Europa, S.A.-Sucursal Financeira Internacional, Banco Votorantim S.A.-Nassau Branch, BB Securities Ltd., Santander Investment Securities, Inc. and Unibanco Securities Inc. (the “underwriters”) have severally agreed to purchase, and we have agreed to sell to them, severally, the respective principal amount of the securities set forth opposite their names below:

Underwriter	Principal Amount
Merrill Lynch, Pierce, Fenner & Smith Incorporated	U.S.$255,000,000
Banco Bradesco S.A. Grand Cayman Branch	7,500,000
Banco Itaú Europa, S.A.-Sucursal Financeira Internacional	7,500,000
Banco Votorantim S.A.-Nassau Branch	7,500,000
BB Securities Ltd.	7,500,000
Santander Investment Securities, Inc.	7,500,000
Unibanco Securities Inc.	7,500,000

Total	U.S.$300,000,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Notes are subject to the approval of certain legal matters by their counsel and to certain other conditions related to ML&Co., including that there has been no material adverse change in our financial condition or in the financial markets. The underwriters are obligated to take and pay for all of the Notes if any Notes are purchased.

The underwriters initially propose to offer the Notes to the public at the public offering price set forth on the cover page hereof plus accrued interest, if any, and to dealers at that price less a concession not in excess of .3% of the principal amount of the Notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of .21% of the principal amount of Notes to other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the underwriters.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

Purchasers of the Notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof.

This terms supplement and the accompanying general prospectus supplement and prospectus may be used by Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates in connection with offers and sales of the securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale or otherwise. Merrill Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may act as principal or agent in such transactions.

Merrill Lynch, Pierce, Fenner & Smith Incorporated is a wholly-owned broker-dealer subsidiary of ours and is a member of the National Association of Securities Dealers, Inc. (the “NASD”). Merrill Lynch, Pierce, Fenner & Smith

Incorporated’s participation in the offering of the securities will be conducted in compliance with Rule 2720 of the Conduct Rules of the NASD.

The underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.

In order to facilitate the offering of the Notes, the stabilizing manager may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the stabilizing manager may sell more Notes than it is obligated to purchase in connection with the offering of the Notes, creating a naked short position for its own account. The stabilizing manager must close out any naked short position by purchasing Notes in the open market. A naked short position is more likely to be created if the stabilizing manager is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase Notes in the offering. Finally, the stabilizing manager may also reclaim on behalf of the underwriting syndicate selling concessions allowed to an underwriter or a dealer for distributing these Notes in the offering, if the stabilizing manager repurchases previously distributed Notes to cover short positions or to stabilize the price of these Notes. Any of these activities may raise or maintain the market price of these Notes above independent market levels or prevent or retard a decline in the market price of these Notes. Neither we nor the stabilizing manager makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. The stabilizing manager is not required to engage in these activities, and may end any of these activities at any time. MLPF&S, and its agents, will act as the stabilizing manager with respect to the Notes.

Unless otherwise stated in this terms supplement, the general prospectus supplement or the prospectus, no action has been taken by ML&Co. that would permit a public offering of the Notes or possession or distribution of this terms supplement, the general prospectus supplement or the prospectus or any other offering material in any jurisdiction where action for that purpose is required. Accordingly, each underwriter has agreed that it will comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells Notes or possesses or distributes this terms supplement, the general prospectus supplement or the prospectus or any other offering material and will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of Notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and ML&Co. shall have no responsibility therefor.

We expect the delivery of the Note will be made against payment therefor on or about the fifth Banking Business Day following the date of this terms supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or on the next succeeding business day will be required, by virtue of the fact that the Notes will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Those purchasers should also consult their own advisors in this regard.

United Kingdom: Each of the underwriters has represented and agreed:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

France: Each of the underwriters has represented and agreed that:

•

it has only made and will only make an offer of the Notes to the public (appel public à l’épargne) in France in the period beginning (1) when a prospectus in relation to the Notes has been approved by the Autorité des marchés financiers (AMF), on the date of such publication or, (2) when a prospectus has been approved in another Member State of the European Economic Area which has implemented the EU Prospectus Directive 2003/71/EC, on the date of notification of such approval to the AMF, all in accordance with articles L.412-1 and L.621-8 of the French Code monétaire et financier and the Règlement général of the AMF, and ending at the latest on the date which is 12 months after the date of such publication; or

•

it has only made and will only make an offer of the Notes to the public in France (appel public à l’épargne) and/or it has only required and will only require the admission to trading on Euronext Paris S.A. in circumstances which do not require the publication by Brazil of a prospectus pursuant to articles L.411-2 and L.412-1 of the French Code monétaire et financier; and

otherwise, it has not offered or sold and will not offer or sell, directly or indirectly, the Notes to the public in France, and has not distributed or caused to be distributed and will not distribute or cause to be distributed to the public in France, the terms supplement or any other offering material relating to the Notes, and that such offers, sales and distributions have been and shall only be made in France to (1) providers of investment services relating to portfolio management for the account of third parties, and/or (2) qualified investors (investisseurs qualifiés), all as defined in, and in accordance with, articles L.411-1, L.411-2 and D.411-1 of the French Code monétaire et financier.

Hong Kong: The Notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the Notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

Japan: The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore: This terms supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this terms supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Brazil: The Notes may not be offered or sold to the public in Brazil. Accordingly, this terms supplement has not been nor will it be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor has it been submitted to the foregoing agency for approval. Documents relating to the offer, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the Notes pursuant to this terms supplement is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of the Notes to the public in Brazil.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for ML&Co. and for the underwriters by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this terms supplement by reference from Merrill Lynch and Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment) and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

R$637,800,000

Merrill Lynch & Co., Inc.

10.71% Brazilian Real Notes due March 8, 2017

(the “Notes”)

Payable in United States Dollars

TERMS SUPPLEMENT

Merrill Lynch & Co.

Bradesco

Banco Itaú Europa

Banco Votorantim S.A.-Nassau Branch

BB Securities Ltd.

Santander Investment

Unibanco Securities

March 1, 2007